                                                                    EXHIBIT 99.1

[NEWCASTLE INVESTMENT CORP. LOGO]

Contact:                                                  FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                 NEWCASTLE ANNOUNCES THIRD QUARTER 2005 RESULTS

Third Quarter Highlights:

      - Income available for common stockholders of $27.7 million, or $0.63 per diluted common share, up 5% from third quarter 2004 on a per diluted common share basis

      -     Declared a dividend of $0.625 per share of common stock

      -     $853.7 million of investment activity

      - Total assets of $5.9 billion, up 19.0% from $4.9 billion at December 31, 2004

New York, NY. October 26, 2005 - Newcastle Investment Corp. (NYSE: NCT) reported funds from operations (FFO) for the quarter ended September 30, 2005 of $27.8 million, or $0.63 per diluted common share, as compared to $24.0 million, or $0.62 per diluted common share, for the quarter ended September 30, 2004. The Company generated an FFO return on average invested common equity of 14.3% for third quarter 2005.

For the three months ended September 30, 2005, income available for common stockholders was $27.7 million, or $0.63 per diluted common share, compared with $23.4 million, or $0.60 per diluted common share, in third quarter 2004.

For the quarter ended September 30, 2005, Newcastle's Board of Directors declared a dividend of $0.625 per share of common stock. The Board also declared a dividend of $0.609 per share on Newcastle's 9.75% Series B Cumulative Redeemable Preferred Stock.

Our common equity book value decreased to $831.3 million, or $18.98 per share, at September 30, 2005 from $848.7 million, or $19.38 per share, at June 30, 2005 principally due to a decrease in net unrealized gains, as reported in other comprehensive income.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

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SELECTED FINANCIAL DATA (IN THOUSANDS):

                                                             THREE MONTHS ENDED                 THREE MONTHS ENDED
OPERATING DATA (UNAUDITED):                                  SEPTEMBER 30, 2005                 SEPTEMBER 30, 2004
                                                             ------------------                 ------------------
Funds from operations                                        $           27,795                 $           23,977
Income available for common
stockholders                                                             27,677                             23,445

                                                                   AS OF                               AS OF
BALANCE SHEET DATA (UNAUDITED):                              SEPTEMBER 30, 2005                  DECEMBER 31, 2004
                                                             ------------------                 -------------------
Total assets                                                 $        5,867,925                 $        4,932,720
Total liabilities                                                     4,974,121                          4,136,005
Common stockholders' equity                                             831,304                            734,215
Preferred stock                                                          62,500                             62,500

The  following  tables  compare  certain   supplemental  data  relating  to  our
investment portfolio at September 30, 2005 versus June 30, 2005:

SUPPLEMENTAL DATA - TOTAL INVESTMENT PORTFOLIO (UNAUDITED):

                                                                   SEPTEMBER 30, 2005                     JUNE 30, 2005
                                                                   ------------------                     -------------
Total portfolio (face amount)*                                     $       5,645,993                      $   5,352,648
Percentage of total assets                                                        96%                                94%
Weighted average asset yield                                                    6.46%                              6.30%
Weighted average liability cost                                                 4.87%                              4.68%
Weighted average net spread                                                     1.59%                              1.62%

*     Excluding ICH.

SUPPLEMENTAL DATA - REAL ESTATE SECURITIES AND REAL ESTATE RELATED LOANS (UNAUDITED):

                                                                           SEPTEMBER 30, 2005          JUNE 30, 2005
                                                                           ------------------          -------------
Real estate securities and real estate related loans (face amount)*        $        4,950,522          $   4,543,497
Percentage of total assets                                                                 84%                    80%
Weighted average credit rating                                                           BBB-                    BBB
Weighted average asset credit spread                                                      247                    254
Percentage investment grade                                                                69%                    70%
Number of securities and loans                                                            516                    514

*     Excluding ICH.

SUPPLEMENTAL DATA - RESIDENTIAL MORTGAGE LOANS (UNAUDITED):

                                                                           SEPTEMBER 30, 2005          JUNE 30, 2005
                                                                           ------------------          -------------
Residential mortgage loans (unpaid principal amount)                       $          695,471          $     809,151
Percentage of total assets                                                                 12%                    14%
Weighted average FICO score                                                               713                    715
Number of residential mortgage loans                                                    8,473                  9,344

CAPITAL MARKETS ACTIVITY

In July 2005, we closed a $50 million 3-year unsecured revolving credit facility, which we have since increased to $75 million in October 2005. In addition, subsequent to quarter end, we raised $40 million of gross proceeds from the issuance of perpetual preferred stock which is non-callable until October 2010. The preferred stock was issued at a rate of 8.05%. The net proceeds of the offering will be used to make investments in real estate securities and/or other real estate related assets and for general corporate purposes.

Wesley R. Edens, our Chairman and Chief Executive Officer, commented, "We are pleased with our recent ability to raise equity capital through our preferred stock offering. We expect to invest this capital in the fourth quarter at returns that are accretive to shareholders. We are confident in our business strategy and our ability to continue to generate stable and growing dividends in varying interest rate and credit cycles."

THIRD QUARTER INVESTMENT ACTIVITY

During the third quarter, we purchased and committed to purchase a total of $853.7 million in face amount of real estate securities and real estate related loans: $560.9 million on balance sheet; $172.8 million for our next collateralized bond obligation (CBO) through its warehouse agreement; and the remaining $120.0 million of a bank loan financed through a total rate of return swap. With respect to investments under the CBO warehouse agreement and the total rate of return swap in the quarter, we have recorded deposits of $31.7 million on our balance sheet. As a result of the commitments in the quarter and subsequent to quarter end, we have committed to purchase 87%, or $436 million, of the assets for our eighth CBO. We expect to price the liabilities to permanently finance these assets in the near term.

Our purchases and commitments to purchase during the third quarter had an average credit rating of BBB-. The investments were comprised of: $323.4 of real estate related loans (including $193.3 million of mezzanine loans and $125.0 million of bank loans); $239.9 million of agency RMBS; $151.6 million of commercial mortgage backed securities (CMBS); $74.1 million of real estate related asset backed securities (ABS); and $64.7 million of real estate investment trust (REIT) debt. In addition, we sold $58.1 million of real estate securities with an average credit rating of BBB.

Kenneth Riis, our President, commented, "On the investment side, we had a robust third quarter, investing $95 million of capital. Given the large upcoming deal calendar, we are optimistic about our ability to deploy capital in the fourth quarter, which has historically been our most active quarter."

INVESTMENT PORTFOLIO

At September 30, 2005, our $5.6 billion investment portfolio (excluding the ICH loans) represented 96% of our total assets and consisted of $4.9 billion of real estate securities and real estate related loans and $695.5 million of residential mortgage loans.

      Real Estate Securities and Real Estate Related Loans. Our portfolio was well diversified with 516 securities and loans. Of these investments, 66% were fixed rate investments and the remaining 34% were floating rate. The portfolio consisted of 34% CMBS, 17% REIT debt, 14% ABS, 13% agency RMBS, 13% B-Notes and mezzanine loans and 9% real estate loans and bank loans.

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      The average credit quality was BBB-, and 69% of these investments were rated investment grade. Our average investment size was $9.6 million, with our largest single investment being $139.1 million, at quarter end. The weighted average credit spread on this portfolio (i.e., the yield premium on our investments over the comparable U.S. Treasury rate or LIBOR) was 247 basis points as of September 30, 2005.

      Residential Mortgage Loans. Our portfolio is comprised of $397.1 million of residential mortgage loans and $298.4 million of manufactured housing loans. The residential loans and manufactured housing loans were well diversified with 1,087 loans and 7,386 loans, respectively. The residential mortgage loans had an average maturity of 2.8 years at quarter end. In addition, the manufactured housing loans had an average maturity of 4.9 years at the quarter end.

Newcastle's business strategy is to invest in a diversified portfolio of moderately credit sensitive real estate securities and other real estate related assets. The credit profile of our investment portfolio improved during the third quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 38 securities ($230 million face amount) experienced credit rating upgrades versus one security ($5 million face amount) which experienced a credit rating downgrade.

Our core business strategy is to "lock in" and optimize the difference between the yield on our assets and the cost of our liabilities (which we refer to as the "net spread"). We finance our investments in a manner that matches the interest rates and maturities of our assets and liabilities in an effort to minimize the impact of interest rate fluctuations on our earnings and to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. As a result of this strategy, our earnings are relatively unaffected by a change in rates. For instance, despite an increase in the one month LIBOR and five year US treasury rates of approximately 52 bps and 49 bps, respectively, in the third quarter, our net spread remained relatively unchanged at 159 bps. Further, an immediate 100 basis point increase in short-term interest rates at September 30, 2005 would have increased our earnings by approximately $350,000 per annum, or less than $0.01 per share.

CONFERENCE CALL

Newcastle's management will conduct a live conference call on October 27, 2005 at 4:30 P.M. Eastern Time to review the financial results for the quarter ended September 30, 2005. All interested parties are welcome to participate on the live call. You can access the conference call by dialing 866-323-3742 (from within the U.S.) or 706-643-3330 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle Third Quarter 2005 Earnings Call."

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until November 11, 2005.

A telephonic replay of the conference call will be available until 11:59 P.M. Eastern Time on Friday, November 11, 2005 by dialing 800-642-1687 (from within the U.S.) or 706-645-9291 (from outside of the U.S.); please reference access code "1597321."

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ABOUT NEWCASTLE

Newcastle Investment Corp. invests in real estate securities and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding Newcastle Investment Corp. or to be added to our email distribution list, please visit www.newcastleinv.com.

SAFE HARBOR

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to deploy capital on an accretive basis and the stability of our earnings. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in investment opportunities present in the markets we operate in or our ability to access or finance such investment opportunities; the relative spreads between the yield on the assets we invest in and the cost of financing; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

                   NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                                ----------------------------    ----------------------------
                                                    2005         2004               2005            2004
                                                ------------    ------------    ------------    ------------
REVENUES
   Interest income                              $     91,191    $     55,767    $    257,617    $    160,937
   Rental and escalation income                        1,871           1,152           4,850           3,321
   Gain on investments                                 6,788           6,227          13,111          15,809
                                                ------------    ------------    ------------    ------------
                                                      99,850          63,146         275,578         180,067
                                                ------------    ------------    ------------    ------------
EXPENSES
   Interest expense                                   58,681          33,612         163,238          94,318
   Property operating expense                            594             616           1,827           1,787
   Loan and security servicing expense                 1,483             742           4,646           2,385
   Provision for credit losses                         4,091               -           5,990               -
   General and administrative expense                  1,034           1,180           3,251           3,484
   Management fee to affiliate                         3,316           2,790           9,895           7,750
   Incentive compensation to affiliate                 2,416           2,494           5,271           6,104
   Depreciation and amortization                         182             108             453             316
                                                ------------    ------------    ------------    ------------
                                                      71,797          41,542         194,571         116,144
                                                ------------    ------------    ------------    ------------
Income before equity in earnings of
unconsolidated subsidiaries                           28,053          21,604          81,007          63,923
Equity in earnings of unconsolidated
subsidiaries                                           1,104           4,893           4,628           8,334
Income taxes on related taxable subsidiaries             (43)         (1,714)           (321)         (1,714)
                                                ------------    ------------    ------------    ------------
Income from continuing operations                     29,114          24,783          85,314          70,543
Income (loss) from discontinued operations                86             185           2,051            (550)
                                                ------------    ------------    ------------    ------------
NET INCOME                                            29,200          24,968          87,365          69,993
Preferred dividends                                   (1,523)         (1,523)         (4,570)         (4,570)
                                                ------------    ------------    ------------    ------------
INCOME AVAILABLE FOR COMMON
STOCKHOLDERS                                    $     27,677    $     23,445    $     82,795    $     65,423
                                                ============    ============    ============    ============
NET INCOME PER SHARE OF COMMON STOCK
    BASIC                                       $       0.63    $       0.61    $       1.90    $       1.80
                                                ============    ============    ============    ============
    DILUTED                                     $       0.63    $       0.60    $       1.88    $       1.77
                                                ============    ============    ============    ============
Income from continuing operations per share
of common stock, after preferred dividends
    Basic                                       $       0.63    $       0.61    $       1.85    $       1.82
                                                ============    ============    ============    ============
    Diluted                                     $       0.63    $       0.60    $       1.84    $       1.79
                                                ============    ============    ============    ============
Income (loss) from discontinued operations
per share of common stock
    Basic                                       $       0.00    $       0.00    $       0.05    $      (0.02)
                                                ============    ============    ============    ============
    Diluted                                     $       0.00    $       0.00    $       0.04    $      (0.02)
                                                ============    ============    ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING
    BASIC                                         43,789,819      38,234,481      43,595,411      36,273,142
                                                ============    ============    ============    ============
    DILUTED                                       44,121,263      38,882,991      43,961,044      36,851,038
                                                ============    ============    ============    ============
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK    $      0.625    $      0.600    $      1.875    $      1.800
                                                ============    ============    ============    ============

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                   NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     AS OF
                                                                              SEPTEMBER 30, 2005          AS OF
                                                                                  (UNAUDITED)       DECEMBER 31, 2004
                                                                              ------------------    -----------------
ASSETS
   Real estate securities, available for sale                                 $        4,088,443    $       3,369,496
   Real estate securities portfolio deposit                                               24,055               25,411
   Real estate related loans, net                                                        668,558              591,890
   Residential mortgage loans, net                                                       684,321              654,784
   Investments in unconsolidated subsidiaries                                             32,687               41,230
   Operating real estate, net                                                             16,839               57,193
   Real estate held for sale                                                                   -               12,376
   Cash and cash equivalents                                                              16,409               37,911
   Restricted cash                                                                       246,132               77,974
   Derivative assets                                                                      54,161               27,122
   Receivables and other assets                                                           36,320               37,333
                                                                              ------------------    -----------------
                                                                              $        5,867,925    $       4,932,720
                                                                              ------------------    -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   CBO bonds payable                                                          $        3,093,865    $       2,656,510
   Other bonds payable                                                                   369,082              222,266
   Notes payable                                                                         324,920              652,000
   Repurchase agreements                                                                 983,573              490,620
   Credit facility                                                                        42,000                    -
   Derivative liabilities                                                                 24,106               39,661
   Dividends payable                                                                      28,384               25,928
   Due to affiliates                                                                       6,380                8,963
   Accrued expenses and other liabilities                                                101,811               40,057
                                                                              ------------------    -----------------
                                                                                       4,974,121            4,136,005
                                                                              ------------------    -----------------
STOCKHOLDERS' EQUITY
   Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
      preference $25.00 per share, issued and outstanding                                 62,500               62,500
   Common stock, $0.01 par value, 500,000,000 shares authorized,
     43,789,819 and 39,859,481 shares issued and outstanding at September
     30, 2005 and December 31, 2004, respectively                                            438                  399
   Additional paid-in capital                                                            782,091              676,015
   Dividends in excess of earnings                                                       (13,265)             (13,969)
   Accumulated other comprehensive income                                                 62,040               71,770
                                                                              ------------------    -----------------
                                                                                         893,804              796,715
                                                                              ------------------    -----------------
                                                                              $        5,867,925    $       4,932,720
                                                                              ==================    =================

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                           NEWCASTLE INVESTMENT CORP.
                    RECONCILIATION OF GAAP NET INCOME TO FFO
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                           THREE MONTHS ENDED          THREE MONTHS ENDED
                                                                           SEPTEMBER 30, 2005          SEPTEMBER 30, 2004
                                                                           -------------------         ------------------
Net income available for common stockholders                               $           27,677          $           23,445
   Operating real estate depreciation                                                     118                         532
                                                                           ------------------          ------------------
Funds from operations ("FFO")                                              $           27,795          $           23,977
                                                                           ==================          ==================

      We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                           NEWCASTLE INVESTMENT CORP.
          RECONCILIATION OF GAAP BOOK EQUITY TO INVESTED COMMON EQUITY
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                SEPTEMBER 30, 2005
                                                                                ------------------
Book equity                                                                     $          893,804
  Preferred stock                                                                          (62,500)
  Accumulated depreciation on operating real estate                                          3,352
  Accumulated other comprehensive income                                                   (62,040)
                                                                                ------------------
Invested common equity                                                          $          772,616
                                                                                ==================

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